[CENTRAL BANCORP, INC. LETTERHEAD]


                    N E W S  R E L E A S E


Contact:  Gladys N. Partamian       For Release:  IMMEDIATELY
          Vice President
          (617) 628-4000


                    CENTRAL BANCORP, INC.,
             ANNOUNCES STOCK REPURCHASE PROGRAM


     SOMMERVILLE, MASSACHUSETTS, April 8, 1999 - Central Bancorp, Inc. (NASDAQ: CEBK) announced today that it is commencing a stock repurchase program to acquire up to 98,350 shares of the Corporation's common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     John D. Doherty, President of the Corporation, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within six (6) months. Mr. Doherty explained that the Board of Directors considers the Corporation's common stock to be an attractive investment. In addition, it is expected that a reduction in the amount of the Corporation's outstanding stock will have the effect of increasing the Corporation's per share earnings.

     According to Mr. Doherty, the repurchases generally will be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     Central Bancorp, Inc., is the holding company for Central
Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full service banking offices in suburban Boston.


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